Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 23, 2006
Contacts:	Ken Taylor, EVP/CFO
Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNUAL EARNINGS INCREASE 21% TO RECORD $16.2 MILLION

Porterville, CA – January 23, 2006 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record financial results for the fiscal year ended December 31, 2005. For 2005, Sierra Bancorp’s net income was $16.2 million, or $1.56 per diluted share, and return on average equity was 21.5%. Net earnings were 21% higher than in the previous year. Sierra Bancorp ended the year with $1.05 billion in assets.

Net income for the fourth quarter of 2005 increased 30% to $4.3 million, or $0.42 per diluted share, compared to $3.3 million, or $0.32 per diluted share, in the same quarter a year ago. Sierra Bancorp generated a return on average equity of 22.3% in the fourth quarter of 2005 compared to 18.9% in the same quarter last year.

“In addition to our outstanding financial performance, the fourth quarter brought with it the excitement of opening of a new branch in Reedley, our 19th location,” noted James C. Holly, President and CEO. He added that the Bank should be able to open at least two and possibly three additional branches in 2006. “While these new branches will add to our cost structure, solid core performance along with growth in existing branches should help sustain strong financial performance into the future,” Holly explained. He recounted recent changes that should also have a positive impact on profitability going forward, including a significant reduction in non-performing assets, a new segmented pricing structure for higher-risk accounts, and a repositioning of the Bank’s investment portfolio.

Financial Highlights

Quarter ended December 31, 2005, compared to quarter ended December 31, 2004

The Company’s strong quarterly results were primarily the result of continued improvement in its tax-equivalent net interest margin, which averaged 5.79% for the fourth quarter of 2005 versus 5.41% for the fourth quarter of 2004. About three basis points of the improvement is from the accelerated recognition of $80,000 in fee income associated with an $8 million participation loan that was repaid prior to its scheduled maturity. The rest of the net interest margin increase can be attributed to the following factors: the Company’s balance sheet is asset-sensitive, and net interest income tends to increase as interest rates rise; interest-free demand deposit balances have grown more rapidly than the aggregate balance sheet; and non-performing loan balances have declined considerably.

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Sierra Bancorp 2005 Financial Results

January 23, 2006

The previous unfavorable trend in service charges on deposits seems to have been stemmed with the implementation of new charges for higher-risk accounts, and total service charges for the quarter increased by $147,000, or 10%. Other favorable developments for the quarter, mostly of a non-recurring nature, include the following: Bank-owned life insurance (BOLI) income increased by $367,000 due to a prior year charge to properly reflect potential early surrender expenses on certain BOLI balances; occupancy expense shows almost no increase, because of a $150,000 charge in the fourth quarter of 2004 to write off obsolete telecommunications equipment; accrual adjustments to reflect lower-than-expected audit, review, and legal expenses caused a $124,000 decline in professional services expense; and, a $75,000 gain on the sale of OREO was recognized during the fourth quarter of 2005.

Several other developments had a negative impact on quarterly income, including the following: A $408,000 loss was realized on the sale of $13 million in underperforming investment securities, with proceeds from the sale to be reinvested in higher-yielding, longer-duration bonds with less negative convexity; the Company’s investment in Diversified Holdings, Inc., a title insurance holding company, was written down by $240,000 to reflect an updated estimate of the remaining value of the investment subsequent to Diversified’s sale of its operating subsidiaries; and, pass-through losses on partnership investments in low-income housing tax credit funds exceeded losses in the fourth quarter of the previous year by $337,000, due in part to a $3 million increase in the Company’s investment commitment.

Another adverse event was the charge-off of a $2.5 million unsecured commercial loan that was placed on non-accrual in the first quarter of 2005. The income statement impact was neutral, however, since the charged-off balance was fully reserved.

Major balance sheet changes during the fourth quarter of 2005 include a $9 million drop in investment balances, due to a $14 million reduction in mortgage-backed securities (sale and prepayments) partially offset by the purchase of over $5 million in municipal securities. Net loans and leases increased by more than $17 million, or 2.4%, despite the aforementioned prepayment of an $8 million participation loan and a $3 million reduction in non-performing balances. Most of the reduction in non-performing loans was due to the $2.5 million charge-off noted in the previous paragraph. Demand deposit balances increased by over $20 million, or 7.8%, during the quarter.

Year ended December 31, 2005, compared to year ended December 31, 2004

As with the quarter, the Company’s net interest margin for the year posted a solid increase, climbing from 5.46% to 5.63%. While all of the factors enumerated in the section above played a role, the increase in the Company’s annual net interest margin was also positively impacted by about 6 basis points due to the recovery of $536,000 in interest and fees on a non-accruing note that was sold in the third quarter of 2005. The Company’s leverage strategy, which was implemented in April 2004, lowers net interest margin but has a positive impact on net income and return on equity. Since the leverage strategy was in place for all of 2005 but only part of 2004, more of the negative net interest margin impact was felt in 2005.

Having a favorable impact on income in 2005 was the first quarter bulk sale of $21 million in residential mortgage loans, which resulted in a $500,000 gain. Total loan sale income for

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Sierra Bancorp 2005 Financial Results

January 23, 2006

2005 ended up about $200,000 higher than in 2004. Principal recoveries on several previously charged off loans totaled over $1 million, which was credited to the allowance for loan and lease losses and reduced the Company’s need to add to the allowance via the loan loss provision. The provision for loan and lease losses was $323,000 lower in 2005 than in 2004, despite the need to increase the allowance for the above-referenced $2.5 million commercial loan that was placed on non-accrual in 2005 and later charged off.

Some other non-recurring events having a negative impact on income for the year include the following: The Company’s investment in Diversified Holdings was written down by a total of $570,000 during 2005, including the fourth quarter write-down previously discussed; a total of $550,000 in charges were recognized to write down other real estate owned; and $200,000 in unanticipated costs related to the Company’s 2004 compliance with Section 404 of the Sarbanes-Oxley Act were incurred and expensed in 2005.

Significant balance sheet changes during 2005 include a $4 million net decline in investment securities, comprised of a $27 million drop due to the sale of and prepayments on mortgage-backed securities offset by the purchase of $11 million in agency securities and $12 million in municipal securities. Net loan and lease balances increased by $44 million for the year, and would have increased by much more if not for the sale of $21 million in mortgage loans, the early repayment of an $8 million participation loan, and a $2 million reduction in non-performing loans. The loan sale had a negative impact on loan growth, but it contributed to a better-balanced loan portfolio and reduced exposure to potential devaluation in the residential real estate market. Demand deposit balances increased by $47 million, or 20%, and NOW/Savings deposits increased by $10 million, or 8%. Money market deposit balances fell by over $30 million, or 22%, due to migration into time deposits, which increased by $47 million, or 20%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 29th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.05 billion in total assets and currently maintains nineteen branch offices, an agricultural credit center, and an SBA center. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its July 2005 edition, US Banker magazine ranked Sierra Bancorp as the nation’s 8th best performing publicly-traded community bank based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp 2005 Financial Results

January 23, 2006

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2005	12/31/2004	% Change	12/31/2005	12/31/2004	% Change
Interest Income	$17,383	$14,312	21.5%	$64,373	$52,157	23.4%
Interest Expense	3,924	2,511	56.3%	13,332	8,496	56.9%

Net Interest Income	13,459	11,801	14.0%	51,041	43,661	16.9%
Provision for Loan & Lease Losses	800	800	0.0%	3,150	3,473	-9.3%

Net Int after Provision	12,659	11,001	15.1%	47,891	40,188	19.2%
Service Charges	1,563	1,416	10.4%	5,575	6,107	-8.7%
Loan Sale & Servicing Income	12	30	-60.0%	617	460	34.1%
Other Non-Interest Income	1,283	750	71.1%	4,818	3,671	31.2%
Gain (Loss) on Investments	(642)	—	-100.0%	(898)	19	-4826.3%

Total Non-Interest Income	2,216	2,196	0.9%	10,112	10,257	-1.4%
Salaries & Benefits	4,199	3,881	8.2%	15,648	13,919	12.4%
Occupancy Expense	1,482	1,470	0.8%	6,022	6,003	0.3%
Other Non-Interest Expenses	2,625	2,696	-2.6%	12,056	10,003	20.5%

Total Non-Interest Expense	8,306	8,047	3.2%	33,726	29,925	12.7%
Income Before Taxes	6,569	5,150	27.6%	24,277	20,520	18.3%
Provision for Income Taxes	2,233	1,819	22.8%	8,083	7,174	12.7%

Net Income	$4,336	$3,331	30.2%	$16,194	$13,346	21.3%

TAX DATA
Tax-Exempt Muni Income	$412	$324	27.2%	$1,507	$1,312	14.9%
Tax-Exempt BOLI Income	$232	$(135)	-271.9%	$792	$487	62.6%
Interest Income - Fully Tax Equiv	$17,595	$14,479	21.5%	$65,149	$52,833	23.3%
NET CHARGE-OFFS (RECOVERIES)	$2,917	$434	572.1%	$2,662	$1,332	99.8%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2005	12/31/2004	% Change	12/31/2005	12/31/2004	% Change
Basic Earnings per Share	$0.45	$0.35	28.6%	$1.66	$1.41	17.7%
Diluted Earnings per Share	$0.42	$0.32	31.3%	$1.56	$1.31	19.1%
Common Dividends	$0.12	$0.10	20.0%	$0.45	$0.37	21.6%
Wtd. Avg. Shares Outstanding	9,731,923	9,627,976		9,763,896	9,482,201
Wtd. Avg. Diluted Shares	10,275,343	10,307,419		10,357,795	10,166,302
Book Value per Basic Share (EOP)	$8.10	$7.37	9.9%	$8.10	$7.37	9.9%
Tangible Book Value per Share (EOP)	$7.53	$6.80	10.7%	$7.53	$6.80	10.7%
Common Shares Outstanding (EOP)	9,723,320	9,649,258		9,723,320	9,649,258

KEY FINANCIAL RATIOS	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2005	12/31/2004		12/31/2005	12/31/2004
Return on Average Equity	22.27%	18.94%		21.47%	20.50%
Return on Average Assets	1.66%	1.36%		1.59%	1.47%
Net Interest Margin (Tax-Equiv.)	5.79%	5.41%		5.63%	5.46%
Efficiency Ratio (Tax-Equiv.)	50.11%	57.10%		53.46%	54.56%
Net C/O’s to Avg Loans (not annualized)	0.40%	0.06%		0.38%	0.21%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2005	12/31/2004	% Change	12/31/2005	12/31/2004	% Change
Average Assets	$1,038,380	$972,556	6.8%	$1,018,733	$905,898	12.5%
Average Earning Assets	$936,251	$880,170	6.4%	$920,520	$811,372	13.5%
Average Gross Loans & Leases	$728,776	$675,284	7.9%	$708,002	$636,598	11.2%
Average Deposits	$811,682	$734,171	10.6%	$784,817	$708,916	10.7%
Average Equity	$77,239	$69,970	10.4%	$75,431	$65,097	15.9%

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Sierra Bancorp 2005 Financial Results

January 23, 2006

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	12/31/2005	12/31/2004	Annual Chg
ASSETS
Cash and Due from Banks	$50,147	$36,735	36.5%
Securities and Fed Funds Sold	193,676	198,024	-2.2%
Agricultural	10,131	13,146	-22.9%
Commercial & Industrial	113,311	101,300	11.9%
Real Estate	531,739	500,394	6.3%
SBA Loans	24,190	21,547	12.3%
Consumer Loans	51,120	48,992	4.3%
Credit Card Balances	10,869	10,897	-0.3%

Gross Loans & Leases	741,360	696,276	6.5%
Deferred Loan Fees	(2,250)	(1,277)	76.2%

Loans & Leases Net of Deferred Fees	739,110	694,999	6.3%
Allowance for Loan & Lease Losses	(9,330)	(8,842)	5.5%

Net Loans & Leases	729,780	686,157	6.4%
Bank Premises & Equipment	18,055	17,731	1.8%
Other Assets	61,028	58,836	3.7%

Total Assets	$1,052,686	$997,483	5.5%

LIABILITIES & CAPITAL
Demand Deposits	$282,451	$235,732	19.8%
NOW / Savings Deposits	140,989	131,079	7.6%
Money Market Deposits	107,045	137,545	-22.2%
Time Certificates of Deposit	285,186	238,347	19.7%

Total Deposits	815,671	742,703	9.8%
Subordinated Debentures	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	113,861	142,987	-20.4%

Total Deposits & Int.-Bearing Liab.	960,460	916,618	4.8%
Other Liabilities	13,463	9,730	38.4%
Total Capital	78,763	71,135	10.7%

Total Liabilities & Capital	$1,052,686	$997,483	5.5%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	12/31/2005	12/31/2004	Annual Chg
Non-Accruing Loans	$309	$2,148	-85.6%
Over 90 Days PD and Still Accruing	—	300	-100.0%
Other Real Estate Owned	533	2,524	-78.9%

Total Non-Performing Assets	$842	$4,972	-83.1%

Non-Perf Loans to Total Loans	0.04%	0.35%
Non-Perf Assets to Total Assets	0.08%	0.50%
Allowance for Ln Losses to Loans	1.26%	1.27%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2005	12/31/2004
Shareholders Equity / Total Assets	7.5%	7.1%
Loans / Deposits	90.9%	93.7%
Non-Int. Bearing Dep. / Total Dep.	34.6%	31.7%

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